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                             FORM OF REVOLVING NOTE

$________________            Oklahoma City, Oklahoma            __________, 19__

     FOR VALUE RECEIVED, the undersigned CONTINENTAL RESOURCES, INC., an Oklahoma corporation and CONTINENTAL GAS, INC., an Oklahoma corporation (hereinafter referred to as the "Borrowers") hereby unconditionally, jointly and severally, promise to pay to the order of ________________________ (the "Bank") at the offices of BANK ONE, OKLAHOMA, N.A. (the "Agent") in Oklahoma City, Oklahoma, the principal sum of ______________________ ($________________) or so
much thereof as shall be advanced under the provisions of the Credit Agreement (as defined herein), in lawful money of the United States of America together with interest from the date hereof until paid at the rates specified in the Credit Agreement. All payments of principal and interest due hereunder are payable at the offices of Agent at 100 North Broadway, Oklahoma City, Oklahoma 73125, or at such other address as Bank shall designate in writing to Borrowers.

     The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement.

     This Note is executed pursuant to that certain Restated Credit Agreement dated May 14, 1998 between Borrowers, the Agent and Banks (the "Credit Agreement"), and is one of the Notes referred to therein. Reference is made to the Credit Agreement and the Loan Documents (as that term is defined in the Credit Agreement) for a statement of prepayment, rights and obligations of Borrowers, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys' fees, court costs and other costs of collection and certain waivers by Borrowers and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement and Loan Documents, the holder hereof (i) may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and (ii) shall have all rights and remedies of the Bank under the Credit Agreement and Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

     Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate (as such term is defined in the Credit Agreement), and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrowers and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or

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referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrowers the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

     If any payment of principal or interest on this Note shall become due on a day other than a Business Day (as such term is defined in the Credit Agreement), such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrowers agree to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees.

     Borrowers and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.

     This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Oklahoma.

     THIS WRITTEN NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     This Note is one of a series of notes given in renewal, extension and increase of (but not in extinguishment of) that certain Promissory Note dated as of December 31, 1997, in the face amount of $75,000,000 executed by Borrowers and payable to the order of Bank One, Oklahoma, N.A.


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     EXECUTED as of the date and year first above written.

                                       BORROWERS:

                                       CONTINENTAL RESOURCES, INC.
                                       an Oklahoma corporation



                                       By:
                                          ------------------------------------
                                           Harold Hamm, President

                                       CONTINENTAL GAS, INC.
                                       an Oklahoma corporation



                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------








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